Exhibit 10.35

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

SERIES A PREFERRED STOCK

FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT

This FIRST AMENDMENT TO THE SUBSCRIPTION AGREEMENT (this “Amendment”) is made as of the date set forth on the signature page hereto, by and between Bellevue Life Sciences Acquisition Corp., a Delaware corporation (the “Company”), and Toonon Partners Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Subscriber” and, together with the Company, the “Parties”), and amends that certain Subscription Agreement (the “Agreement”), dated October 4, 2024, between the Company and the Subscriber. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, pursuant to Section 7.4 of the Agreement, the Agreement may be amended in writing by the Parties thereto; and

WHEREAS, the Parties desire to amend (i) the title of the Agreement and (ii) the Certificate of Designations (Exhibit A to the Agreement) as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Title. The title of the Agreement is amended to be the Series A Preferred Stock Subscription Agreement.

2.	Amendment to Exhibit A to the Agreement. Exhibit A (Certificate of Designations) of the Agreement be and hereby is amended and restated as set forth on Exhibit A hereto.

3.

General. The Agreement together with this Amendment replaces and supersedes all other agreements, written or oral, with respect to its subject matter. Except as expressly amended and supplemented hereby, the Agreement remains in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall prevail.

4.

Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

IN WITNESS WHEREOF, the Company and the Subscriber have caused this Amendment to be executed as of the date set forth below by their respective officers thereunto duly authorized.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

By	/s/ Kuk Hyoun Hwang
Name:	Kuk Hyoun Hwang
Title:	Chief Executive Officer

TOONON PARTNERS CO., LTD.

By	/s/ Jong Woo James Kim
Name:	Jong Woo James Kim
Title:	President & Chief Executive Officer

Dated: 12/17/2024

[Signature Page to First Amendment to Subscription Agreement for Series A Preferred Stock]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

EXHIBIT A

CERTIFICATE OF DESIGNATION

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

SERIES A CONVERTIBLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

Bellevue Life Sciences Acquisition Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors to issue shares of the preferred stock of the Corporation (the “Preferred Stock”), in one or more series of Preferred Stock and to fix for each such series such voting rights, full or limited, and such designations, powers, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof, and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on [●], 2025 the following resolution:

RESOLVED, that the rights, powers and preferences, and the qualifications, limitations and restrictions, of the Series A Preferred Stock as set forth in this Certificate of Designations are hereby approved and adopted by the Board of Directors and Series A Preferred Stock is hereby authorized out of the Corporation’s authorized preferred stock, par value $0.0001 per share; and the form, terms and provisions of this Certificate of Designations are hereby approved, adopted, ratified and confirmed in all respects as follows:

1.	General.

(a)

The shares of such series shall be designated the Series A Convertible Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”). The “Series A Original Issue Price” means $90.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The date of issuance of each share of Series A Preferred Stock is referred to herein as the “Issuance Date” and the date of the first issuance of Series A Preferred Stock by the Corporation is called the “Original Issue Date.” The shares of Series A Preferred Stock are being originally issued in connection with the closing of the business combination (the “Business Combination”).

(b)

The authorized number of shares of Series A Preferred Stock shall initially be one million (1,000,000), which number may from time to time be increased or decreased by resolution of the Board of Directors as permitted by the General Corporation Law.

(c)

For purposes of this Certificate of Designations, “Capital Stock” means any and all shares, interests, participations or other equivalents however designated of corporate stock of the Corporation. The Series A Preferred Stock shall, with respect to dividend rights and rights upon a liquidation, winding-up or dissolution of the Corporation, rank:

(i)

senior to the Common Stock, par value $0.0001 per share, of the Corporation (“Common Stock”), and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);

(ii)

on a parity with any other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (such Capital Stock, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”); and

(iii)

junior to any class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).

(d)	For purposes of this Certificate of Designations, the following terms have meanings set forth in the Section indicated:

Term	Section
Applicable Rate	Section 2
Accruing Dividends	Section 2
Board of Directors	Preamble
Business Day	Section 4(b)
Business Combination	Section 1(a)
Capital Stock	Section 1(c)
Certificate of Incorporation	Preamble
Change of Control	Section 7(e)
Common Stock	Section 1(c)(i)
Conversion Notice	Section 7(a)
Conversion Price	Section 7(a)
Conversion Ratio	Section 7(a)
Corporation	Preamble
Corporation Event	Section 7(e)
General Corporation Law	Preamble
Holder	Section 3(a)
Issuance Date	Section 1(a)
Junior Stock	Section 1(c)(i)
Liquidation	Section 3(a)
Liquidation Distribution	Section 3(a)
Liquidation Preference	Section 3(a)
Nasdaq Issuance Limitation	Section 9(a)
Optional Holder Conversion	Section 7(a)
Original Issue Date	Section 1(a)
Parity Stock	Section 1(c)(ii)
Permitted Holder	Section 7(e)
Person	Section 7(e)
Preferred Stock	Preamble
Schedule 14C Action	Section 9(c)
SEC	Section 9(c)
Senior Stock	Section 1(c)(iii)
Series A Dividend Rate	Section 2
Series A Original Issue Price	Section 1(a)
Series A Preferred Stock	Section 1(a)
Stockholder Approval	Section 9(b)

2.	Dividends.

From and after the date of the issuance of each share of Series A Preferred Stock, dividends at the Applicable Rate per annum per share (the “Series A Dividend Rate”) shall accrue on such share of Series A Preferred Stock (the “Accruing Dividends”). For purposes hereof, the “Applicable Rate” means 5.0% of the Series A Original Issue Price. The Accruing Dividends shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. Accruing Dividends shall accrue from day to day, whether or not declared, on each share of Series A Preferred Stock from the date of issuance thereof by the Corporation; provided, however, that except as set forth in the following sentence of this Section 2, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors or as otherwise specifically provided herein. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of Capital Stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the Holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.

3.	Liquidation.

(a)

Prior to conversion pursuant to Section 7, in the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A Preferred Stock (each, a “Holder”) shall be entitled to receive, in respect of any shares of Series A Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed to the holders of Junior Stock, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the greater of (i) the then-applicable Liquidation Preference, and (ii) the amount such Holder would have been entitled to receive had such Holder converted its shares of Series A Preferred Stock into shares of Common Stock at the then-applicable Conversion Ratio immediately prior to such Liquidation. The “Liquidation Preference” shall equal the Series A Original Issue Price plus all unpaid Accruing Dividends. If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A Preferred Stock and the holders of any shares of Parity Stock ranking on a parity with the Series A Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full the amount of all such Liquidation Preference payable with respect to the Series A Preferred Stock and any such Parity Stock, then the holders of Series A Preferred Stock and such Parity Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

(b)

The Corporation shall provide the Holders appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein with written notice of (i) any voluntary Liquidation promptly after such Liquidation has been approved by the Board of Directors and at least five (5) days prior to the effective date of such Liquidation and (ii) any involuntary Liquidation promptly upon the Corporation becoming aware of any instituted proceeding in respect thereof. Such notice shall state a distribution or payment date, the amount of the Liquidation Preference and the place where the Liquidation Preference shall be distributable or payable.

(c)

After the payment in cash or proceeds to the Holders of the full amount of the Liquidation Distribution with respect to outstanding shares of Series A Preferred Stock, the Holders shall have no right or claim, based on their ownership of shares of Series A Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be.

4.	Voting.

(a)

General. Except as otherwise required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, Holders shall not be entitled to any vote on matters submitted to the Corporation’s stockholders for approval. In any case in which the Holders shall be entitled to vote pursuant to the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, each Holder entitled to vote with respect to such matter shall be entitled to one vote per share of Series A Preferred Stock.

(b)

Protective Provisions. In addition to any vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions, including whether by merger, consolidation or otherwise, without (in addition to any other vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations), the written consent or affirmative vote of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class to:

(i)

authorize, create, or increase the authorized amount of, or issue any class or series of Senior Stock, or reclassify or amend the provisions of any existing class of securities of the Corporation into shares of Senior Stock;

(ii)

authorize, create or issue any stock or debt instrument or other obligation that is convertible or exchangeable into shares of its Senior Stock (or that is accompanied by options or warrants to purchase such Senior Stock);

(iii)

amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate of Designations, in either case, in a manner that materially adversely affects the special rights, preferences, privileges or voting powers of the Series A Preferred Stock;

(iv)	declare or pay any dividends or other distributions in cash or property with respect to its Common Stock or other Junior Stock;

(v)

redeem, repurchase or acquire shares of its Common Stock or other Junior Stock (other than with respect to customary repurchase rights or tax withholding arrangements with respect to equity awards or benefit plans); or

(vi)

redeem, repurchase, recapitalize or acquire shares of its Parity Stock other than (A) pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock, (B) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock, (C) the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock or (D) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such Parity Stock or the security being converted or exchanged.

If the Corporation shall propose to take any action enumerated above in clauses (i) through (vi) of this Section 4(b) then, and in each such case, the Corporation shall give notice of such proposed action to each Holder of record appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein. Such notice shall specify, inter alia (x) the proposed effective date of such action; (y) the date on which a record is to be taken for the purposes of such action, if applicable; and (z) the other material terms of such action. Such notice shall be given at least two (2) Business Days prior to the applicable date or effective date specified above. For the purposes of this Certificate of Designations, “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close. If at any time the Corporation shall cancel any of the proposed actions for which notice has been given under this Section 4(b) prior to the consummation thereof, the Corporation shall give prompt notice of such cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein. For the avoidance of doubt, if a holder of record of shares of Series A Preferred Stock does not respond to the aforementioned notice, such non-response shall in no way be deemed to constitute the written consent or affirmative vote of such Holder regarding any of the aforementioned actions in this Section 4(b) or described within such notice.

5.	Reservation of Common Stock.

At any time that any Series A Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized Capital Stock of the Corporation to include a number of authorized but unissued shares of Common Stock equal to the Conversion Ratio multiplied by the number of shares of outstanding Series A Preferred Stock.

6.	Uncertificated Shares.

The shares of Series A Preferred Stock shall be in uncertificated, book-entry form as permitted by the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and the General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof any written notice as required by the General Corporation Law.

7.	Conversion.

(a)

Each Holder shall have the option from time to time, exercisable by delivery of written notice to the Corporation substantially in the form attached hereto as Annex A (the “Conversion Notice”), to the extent permitted by applicable law, to convert all or a portion of such Holder’s shares of Series A Preferred Stock into Common Stock at the Conversion Ratio (an “Optional Holder Conversion”). The “Conversion Ratio” means, for each share of Series A Preferred Stock, the quotient of (i) the Liquidation Preference as of the date of the conversion and (ii) the then applicable Conversion Price. The “Conversion Price” shall initially be $9.00, which shall be adjusted from time to time as set forth herein.

(b)

In the event a Holder has elected an Optional Holder Conversion pursuant to Section 7(a) above, for each share of Series A Preferred Stock covered by the applicable Conversion Notice the Corporation shall deliver, no later than two (2) Business Days following the conversion date, a number of shares of Common Stock equal to the Conversion Ratio.

(c)

Any Common Stock delivered as a result of conversion pursuant to this Section 7 shall be validly issued, fully paid and non-assessable, free and clear of any preemptive right, liens, claims, rights or encumbrances other than those arising under the General Corporation Law, the Bylaws or transfer restrictions under the Securities Act and state securities laws. Immediately following the settlement of any conversion, if any, the rights of the holders of converted Series A Preferred Stock shall cease and the Persons entitled to receive shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be treated for all purposes as having become the owners of such shares of Common Stock. Concurrently with such conversion, the converted shares of Series A Preferred Stock shall cease to be outstanding, shall be canceled and the shares of Series A Preferred Stock formerly designated pursuant to this Certificate of Designations shall be restored to authorized but unissued shares of Preferred Stock.

(d)

If, after the Issuance Date, the Corporation (i) makes a distribution on its Common Stock in securities (including Common Stock) or other property or assets, (ii) subdivides or splits its outstanding Common Stock into a greater number of shares of Common Stock, (iii) combines or reclassifies its Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of its Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving Person or another constituent corporation is issuing equity securities in exchange for Common Stock), then the Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock (or shares of any securities into which such shares of Common Stock would have been combined, consolidated, merged, reclassified or exchanged pursuant to clauses (ii) and (iii) above) that such holder would have been entitled to receive if the Series A Preferred Stock had been converted into Common Stock immediately prior to such record date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Corporation is the surviving Person or another constituent corporation is issuing equity securities in exchange for Common Stock, the Corporation shall provide effective provisions to ensure that the provisions in this Certificate of Designations relating to the Series A Preferred Stock shall not be abridged or amended and that the Series A Preferred Stock shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction or event either in the Corporation if the surviving corporation or in the constituent corporation. An adjustment made pursuant to this Section 7(d) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving Person or a constituent corporation) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(e)

At least fifteen (15) days prior to the consummation of any recapitalization, reorganization, consolidation, Change of Control, spin-off or other business combination (not otherwise addressed in Section 7(d) above) (a “Corporation Event”), the Corporation shall notify each Holder of such event (such notice to set forth in reasonable detail the material terms and conditions of such Corporation Event and the securities, cash or other assets, if any, which a holder of Series A Preferred Stock and Common Stock (each on a per share basis) would receive upon the consummation of such event, to the extent known by the Corporation at the time); provided that the Corporation shall not be obligated to provide any holder with information that is otherwise not publicly available. A “Change of Control” means (1) the consummation of any transaction by the Corporation the result of which is that any Person or “group” (as defined in the Securities Exchange Act of 1934, as amended), other than any Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a subsidiary of another Person shall not constitute a Change of Control if, immediately following such transaction, the Persons who were beneficial owners of the voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, fifty percent (50%) or more of the total voting power of the voting stock of such other Person of whom the Corporation has become a subsidiary or (2) the sale of all or substantially all of the Corporation’s assets. For purposes of clarity, the Business Combination shall not constitute a Change of Control. “Permitted Holder” means any holder of shares of Capital Stock of the Corporation as of the Original Issue Date and its affiliates. “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

(f)

Upon any adjustment to the Conversion Price pursuant to this Section 7, the Corporation promptly shall deliver to each Holder a certificate signed by an appropriate officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(g)

The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of Series A Preferred Stock pursuant hereto. However, the holder of any Series A Preferred Stock shall pay any tax that is due because Common Stock issuable upon conversion thereof are issued in a name other than such holder’s name.

(h)

No fractional shares of Common Stock shall be issued upon the conversion of any Series A Preferred Stock. All Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall not issue a fractional share of Common Stock but shall round the fractional share of Common Stock to the nearest whole share of Common Stock (and a 0.5 of a share of Common Stock shall be rounded up to the next higher share of Common Stock).

(i)

The Corporation agrees that it will act in good faith to make any adjustment(s) required by this Section 7 equitably and in such a manner as to afford the Holders the benefits of the provisions hereof, and will not intentionally take any action to deprive such Holders of the express benefit hereof.

(j)	Any conversion made pursuant to this Section 7 is subject to compliance with all applicable laws, rules and regulations, including any relevant stock exchange rules.

8.	Nasdaq Capital Market Issuance Limitation.

(a)

No Holder will be entitled to receive converted shares of Common Stock or other shares of Common Stock issuable upon dividend payments, or as otherwise provided in this Certificate of Designations to the extent such issuance would result in a violation of the rules of the Nasdaq Capital Market or rules of the national securities exchange upon which the Common Stock is then listed (the “Nasdaq Issuance Limitation”), unless either (i) the Corporation obtains the Stockholder Approval and the Schedule 14C Action has been completed, or (ii) the Corporation determines upon advice of counsel that Stockholder Approval and the Schedule 14C Action are not required to effect the conversion, in each such case, the Nasdaq Issuance Limitation will no longer apply.

(b)

“Stockholder Approval” means stockholder approval of the proposal to issue Common Stock upon conversion of the Series A Preferred Stock for purposes of complying with the applicable rules of the Nasdaq Capital Market or the national securities exchange upon which the Common Stock is then listed.

(c)

“Schedule 14C Action” means, collectively, (i) the filing of an Information Statement on Schedule 14C relating to the issuance of converted shares of Common Stock or other shares of Common Stock issuable upon dividend payments, or as otherwise provided in this Certificate of Designations with the United States Securities and Exchange Commission (the “SEC”) and the receipt from the SEC of notice that it has no comments thereon, (ii) the mailing of such Information Statement to the Corporation’s shareholders and (iii) the expiration of the twenty (20) calendar day waiting period under Rule 14c-2(b).

9.	Additional Procedures.

(a)

In connection with any conversion pursuant to Section 7, the Holder must deliver transfer instruments reasonably satisfactory to the Corporation, at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation) together with written notice that such Holder elects to convert all or such lesser number of shares as specified therein.

(b)

Transfers of Series A Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Corporation upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested transfer until furnished evidence reasonably satisfactory to it that such transfer is made in accordance with the terms of this Certificate of Designations.

10.	No Other Rights.

The shares of Series A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation, or as may be provided by law.

11.	Other Provisions.

(a)	The shares of Series A Preferred Stock shall not be subject to the operation of any retirement or sinking fund.

(b)

In case any one or more of the provisions contained in this Certificate of Designations shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, the Corporation shall use its reasonable best efforts to add as a part of this Certificate of Designations a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

(c)

Any payments, issuances or distributions required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Corporation from time to time.

(d)

Unless otherwise agreed to by the Corporation and the applicable Holder, any certificate representing the Series A Preferred Stock (and the Common Stock issuable upon conversion thereof) will bear a restrictive legend substantially in the form set forth below, which is hereby incorporated in and expressly made a part of this Certificate of Designations, and will be subject to the restrictions set forth therein. In addition, any such certificate may have notations, additional legends or endorsements required by law, stock exchange rules, and agreements to which the Corporation and all of the Holders of Series A Preferred Stock in their capacity as Holders are subject, if any.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 202 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATIONS”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATIONS. A COPY OF THE CERTIFICATE OF DESIGNATIONS WILL BE FURNISHED WITHOUT CHARGE BY THE CORPORATION TO THE HOLDER UPON REQUEST.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, Bellevue Life Sciences Acquisition Corp. has caused this Certificate of Designations to be duly executed this [●] day of [●], 2025.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

By:
Name:	Kuk Hyoun Hwang
Title:	Chief Executive Officer

[Signature Page to Certificate of Designations of Series A Preferred Stock]

Annex A

Conversion Notice

The undersigned holder of Series A Preferred Stock hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below pursuant to Section 7(a) of the Certificate of Designations into shares of Common Stock at the Conversion Ratio. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series A Convertible Preferred Stock, filed by Bellevue Life Sciences Acquisition Corp. on [●], 2025 (the “Certificate of Designations”).

Conversion Calculations:

Number of shares of Series A Preferred Stock owned prior to conversion: [   ]

Number of shares of Series A Preferred Stock to be converted: [   ]

Number of shares of Common Stock to be issued: [   ]

[HOLDER]

By:

Name:

Title:

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